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                                                                      EXHIBIT 12

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES

RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)


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
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Years Ended December 31,                         1998           1997          1996           1995          1994
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
Earnings:
   Income from continuing operations ..     $ 287,711      $ 318,908     $ 309,382      $  28,833     $ 183,171
   Add income taxes ...................       129,649        156,269       162,315          7,381        82,427
                                            ---------      ---------     ---------      ---------     ---------
      Income from continuing operations
         before income taxes ..........       417,360        475,177       471,697         36,214       265,598
   Distributed income from
      unconsolidated investees, less
      equity in earnings thereof ......        (1,880)         1,653        (1,084)         1,501           560
                                            ---------      ---------     ---------      ---------     ---------
         Subtotal .....................       415,480        476,830       470,613         37,715       266,158
                                            ---------      ---------     ---------      ---------     ---------

   Add fixed charges:
      Interest on long-term debt,
         including amortization of
         debt discount and expense
         less premium .................       106,307        104,927       101,814         95,823        88,788
      Other interest expense ..........        19,659          5,774         3,374         12,653         7,992
      Portion of rentals deemed to
         be representative of the
         interest factor ..............        10,634          9,681         9,106          9,255         8,486
      Fixed charges associated
         with 50% projects with debt ..           430          2,016         2,157          1,388            --
                                            ---------      ---------     ---------      ---------     ---------
TOTAL FIXED CHARGES ...................       137,030        122,398       116,451        119,119       105,266
                                            ---------      ---------     ---------      ---------     ---------
TOTAL EARNINGS ........................     $ 552,510      $ 599,228     $ 587,064      $ 156,834     $ 371,424
                                            =========      =========     =========      =========     =========

RATIO OF EARNINGS TO FIXED
   CHARGES ............................          4.03           4.90          5.04           1.32          3.53
                                            =========      =========     =========      =========     =========
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